UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CEDARFAIR, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Cedar Point Drive
Sandusky, Ohio 44870-5259
NOTICE OF ANNUAL MEETING OF LIMITED PARTNER UNITHOLDERS
TO BE HELD ON MAY 18, 2006
     The annual meeting of the limited partner unitholders of Cedar Fair, L.P. will be held on Thursday, May 18, 2006 at 9:00 a.m. (Eastern time) at the Partnership’s Castaway Bay Indoor Waterpark Resort in Sandusky, Ohio. All unitholders are invited to attend the meeting. The meeting is called for the following purposes:
1.	To consider and vote upon the election of two Directors of the general partner for a three-year term expiring in 2009.

2.	To transact such other business as may properly come before the meeting.
     Only limited partners that held units as of the close of business on March 20, 2006, are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements of the meeting.

CEDAR FAIR MANAGEMENT, INC.

Richard L. Kinzel
Chairman, President and Chief Executive Officer
Sandusky, Ohio
April 5, 2006
Your vote is very important regardless of the number of limited partnership units you own. Whether or not you plan to attend the annual meeting, we request that you sign, date and return your proxy card by mail in the enclosed envelope, or that you grant your proxy by telephone or over the Internet by following the instructions on the proxy card as soon as possible. Any proxy given may be revoked at any time before it is exercised. If you are present at the annual meeting, you may revoke your proxy and vote personally on each matter brought before the annual meeting.

THE ANNUAL MEETING
General
     This document is furnished in connection with the solicitation of proxies from the limited partner unitholders of Cedar Fair, L.P. (the “Partnership”) by its general partner, Cedar Fair Management, Inc. (“CFMI”), for use at the annual meeting. This document and the accompanying form of proxy are first being mailed to limited partner unitholders on or about April 5, 2006.
Time and Place
     The annual meeting will be held at the Partnership’s Castaway Bay Indoor Waterpark Resort located at 2001 Cleveland Road in Sandusky, Ohio, on Thursday, May 18, 2006, at 9:00 a.m. (Eastern time).
Matters to be Considered
     At the annual meeting, the limited partners will be asked to:
•	elect two (2) directors for a term expiring in 2009; and

•	vote on any other matters that may be properly raised at the annual meeting.
It is not anticipated that any other matters will be raised at the annual meeting.
Proxies
     Even if you plan to attend the annual meeting in person, the Board urges you to submit your vote as soon as possible by mail, telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are included on the proxy card. All of the Partnership units represented by proxies properly received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If no voting instructions are indicated on a proxy, the units represented by that proxy will be voted in favor of each of the proposals.
     Any proxy given on the accompanying form may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed by submitting a properly executed later-dated proxy to American Stock Transfer & Trust Company before the vote is taken at the annual meeting or attending the annual meeting and voting in person. If your units are voted through your broker, you must follow directions received from your broker to change those instructions.
  If you have more questions about the proposals or if you would like additional copies of this document you should call or write:
Morrow & Co., Inc.
445 Park Avenue, 5th Floor
New York, NY 10022-2606
Please call: (203) 658-9400 or
Call toll free at: (800) 654-2468 or (800) 607-0088

Solicitation of Proxies
     The Partnership will pay the cost of soliciting the proxies from unitholders. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of the units, and the Partnership, upon request, will reimburse the brokerage houses and custodians for their reasonable expenses in so doing. The Partnership has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation. Morrow & Co., Inc. will receive a fee of between $5,000 and $10,000 as compensation for its services plus reimbursement for its related out-of-pocket expenses. CFMI and its directors, officers and employees also may solicit the vote of unitholders. These persons will receive no additional compensation for their assistance in soliciting proxies.
Record Date; Voting Right; Quorum; Vote Required
     CFMI has fixed the close of business on March 20, 2006, as the record date for unitholders entitled to notice of and to vote at the annual meeting.
     The only outstanding voting securities of the Partnership are the limited partner units and the general partner interest. Only holders of record of units on the record date are entitled to notice of the annual meeting and to vote at the annual meeting. Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals.
     The presence in person or by proxy of holders of a majority of the units entitled to vote at the annual meeting will constitute a quorum for the transaction of any business. In case a quorum is not present, the meeting may be adjourned from time to time without notice other than an announcement at the time of the adjournment of the date, time and place of the adjourned meeting.
     For election as Director, a nominee must receive the affirmative vote of the holders of a plurality of votes of the units represented at the annual meeting in person or by proxy. The Board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope or to submit your proxy by telephone or over the Internet.
     As of March 20, 2006, there were approximately 53,906,214 units outstanding and entitled to vote at the annual meeting, held by approximately 9,700 holders of record. As of February 15, 2006, the Directors and executive officers of the general partner and their affiliates beneficially owned and were entitled to vote 2,556,887 units (including 1,126,850 vested options), or approximately 4.6% of the units outstanding on that date. See “Security Ownership of Certain Beneficial Owners and Management.”
Election of Directors
     The Board of Directors of CFMI is comprised of seven directors. The Directors are divided into three classes: Class I, Class II, and Class III. Class I consists of three Directors, and Classes II and III each consist of two Directors. At this meeting, two Class II Directors are to be elected to serve for three-year terms expiring in 2009 and until their respective successors are duly elected and qualified. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors has approved, the nomination of these nominees.
     Both of the nominees have agreed to stand for election. While the Partnership has no reason to believe that either of these nominees will be unable or unwilling to serve at the time of the annual meeting, in the unlikely event either of them does not stand for election, the Board will reduce the authorized number of directors. For election as a director, a nominee must receive the affirmative vote of the holders of a plurality of votes of the units present in person or by proxy at the annual meeting and entitled to vote. The Board of Directors recommends a vote FOR these nominees.

Nominees for election as Class II Directors to serve until 2009:
     Michael D. Kwiatkowski, age 58, has been a consultant in the food industry since 1996, prior to which he served as Chairman of PCS, which owned and operated a chain of 11 restaurants, from 1986 to 1996. He has more than 30 years of experience in amusement parks and branded restaurant operations. Mr. Kwiatkowski is a member of the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee of CFMI.
     Steven H. Tishman, age 49, has been a managing director at Rothschild, Inc., in New York, New York, since November 2002. He was a managing director of Robertson Stephens from November 1999 to November 2002, prior to which he was a senior managing director of Bear, Stearns & Co., Inc. Mr. Tishman is also a director of Claire’s Stores, Inc. and Odimo, Inc.
Class I Directors serving until 2007:
     Richard S. Ferreira, age 65, is a retired executive vice president and chief financial officer of Golf Hosts, Inc. (developer and owner of nationally recognized resorts in Colorado and Florida) and a past member of its Board of Directors. Mr. Ferreira was associated with Golf Hosts, Inc. for more than 26 years. Mr. Ferreira is a member of the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee of CFMI.
     Richard L. Kinzel, age 65, has served as chairman of the Board since 2003 and as president and chief executive officer of the Partnership’s general partner since 1986. Mr. Kinzel has been employed by the Partnership or its predecessor since 1972.
     Thomas A. Tracy, age 74, is a business consultant and was a partner in the accounting firm of Arthur Andersen LLP from 1966 until his retirement in 1989. Mr. Tracy is a member of the Audit Committee of CFMI.
Class III Directors serving until 2008:
     Darrel D. Anderson, age 61, is currently involved with the management of private investments. He was a general partner of Knott’s Berry Farm, Orange County, California’s oldest theme amusement park, from 1960 to 1998 and served as chairman of the Knott family board. He is also a past chairman of the board of Olive Crest Treatment Centers, the largest provider of residential services for abused children in southern California. Mr. Anderson was originally nominated as a director pursuant to an arrangement among the Partnership, the general partner and members of the Knott family. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of CFMI.
     David L. Paradeau, age 63, is owner and chief executive officer of Minnesota Zephyr Limited and the Stillwater Grill in Stillwater, Minnesota. He was the founder and creator of that dining and entertainment operation, which was established in 1986. He is also the owner of D.L. Paradeau Marketing, a consulting firm, and co-owner of Sprouts, Inc., a greeting card and novelty products corporation. He has 41 years of experience in marketing and advertising in the brewing industry and in the amusement and entertainment business. Mr. Paradeau is a member of the Nominating and Corporate Governance Committee and the Compensation Committee of CFMI.
COMPENSATION OF DIRECTORS
     The Nominating and Corporate Governance Committee of the Board of Directors establishes the fees paid to Directors and Board Committee members for services in those capacities. The Committee hired the consulting firm Pearl Meyer & Partners to provide it with guidance as to the range of compensation to directors at comparable companies. Based on the information provided by the consultants, the Committee approved fees that place the Partnership’s directors in the seventy-fifth percentile when compared to compensation received by directors at similar companies. The current schedule of such fees is as follows:
1.	For service as a member of the Board, $50,000 per annum, payable quarterly, plus $1,500 for attendance at each meeting of the Board, plus an annual grant of 3,000 limited partnership units;

2.	For service as a Board Committee member, $2,000 per annum (excluding Committee Chairman), plus $250 for attendance at each Committee meeting held on the same date on which the Board of Directors meets and $1,500 for attendance at any additional Committee meeting held on a date other than a date on which the Board of Directors meets; and

3.	For service as Chairman of the Audit Committee of the Board, a fee of $10,000 per annum, and for service as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, a fee of $5,000 for each per annum.
     These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for expenses incurred in connection with service in that capacity.
Board Meetings and Attendance
     The Board met six times in 2005. Committees of the Board met from time to time upon call of the Chairman of the Board or individual Committee Chairs. During 2005, each Director attended at least 75% of the total number of meetings of the Board and the committees on which he served. Directors are expected to attend all meetings of the Board and the Committees of the Board on which they serve. Directors are expected to attend the annual meeting, and all directors attended last year’s annual meeting.
     Executive sessions of non-management Directors are regularly scheduled and were held six times during the year ended December 31, 2005. Executive sessions are attended by non-employee directors only, and those independent directors determine who will preside at each meeting.
Communication with the Board
     Unitholders may communicate directly with the Board by sending communications to the attention of Brenda Lakner, One Cedar Point Drive, Sandusky, Ohio 44870-5259. The correspondence will be forwarded to the Chair of the Nominating and Corporate Governance Committee who will review the correspondence and take action accordingly.
     CFMI has a toll-free hotline that is available to anyone, including unitholders, who wishes to bring a matter to the attention of the non-management Directors. The telephone number of the hotline is 800-650-0716. The Audit Committee of the Board of Directors is charged with reviewing information received and taking appropriate action as necessary.
Board Committees
     The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors, as that term is defined in the NYSE listing standards. Each Committee’s charter, the Corporate Governance Guidelines and the Code of Conduct and Ethics are available on the Partnership’s website at www.cedarfair.com and available in print to any unitholder upon request.
     The members of the Board on the date of this proxy statement, and the committees of the Board on which they currently serve, are identified below.

Nominating and
	Audit	Compensation	Corporate Governance
Director	Committee	Committee	Committee
Darrel D. Anderson		*	*
Richard S. Ferreira	**	*	*
Richard L. Kinzel
Michael D. Kwiatkowski	*	**	*
David L. Paradeau		*	**
Steven H. Tishman
Thomas A. Tracy	*

*	Member

**	Chair

     The Audit Committee is responsible for appointing and meeting with the Partnership’s independent auditor and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions. The Audit Committee met seven times in 2005. All of the members of the Audit Committee are independent as required under Section 301 of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and the Partnership’s Corporate Governance Guidelines. The Board has determined that each Committee member is financially literate, and Richard S. Ferreira, the chair of the Committee, is the designated financial expert. The Audit Committee’s report is at page 13.
     The Compensation Committee is responsible for reviewing the Partnership’s compensation and employee benefit policies and programs, and recommending related actions, as well as executive compensation decisions, to the Board of Directors. The Compensation Committee met three times in 2005. The Compensation Committee report is below.
     The Nominating and Corporate Governance Committee is responsible for recommending criteria for service as a director, identifying qualified director nominees to enhance the Board, and for playing a leadership role in shaping the governance of CFMI. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; the highest integrity; extensive knowledge, experience and judgment; loyalty to the interests of the Partnership and its unitholders; and a willingness to devote the extensive time necessary to fulfill a director’s duties. The Committee conducts all necessary and appropriate inquiries into the background and qualifications of Board candidates meeting these criteria. The Committee also annually reviews the performance of the Board. This Committee met two times in 2005.
     Due to Cedar Fair’s limited partnership structure, there is currently no procedure by which unitholders can nominate directors. This is consistent with the general governance of other limited partnerships.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Compensation Committee of the Board of Directors of Cedar Fair Management, Inc. has overall responsibility for the structure and amount of all compensation for executive officers of CFMI, including the named executive officers, and for evaluating and approving the incentive compensation plans, policies and programs of the Partnership. The Committee also has responsibility for executive succession planning.
Compensation Philosophy
     The Committee’s goal is to establish and maintain compensation policies that enable the Partnership to attract and retain high-quality executives and to align the executives’ interests with the long-term interests of the Partnership and its unitholders. In determining compensation, the Committee considers the individual’s performance as it relates to established targets and goals, the compensation of executives at other comparable firms, the Partnership’s financial results and advice received from an outside compensation consultant. The Committee establishes overall compensation packages that, if the Partnership meets the performance targets and the executives receive the target bonus, would place the Partnership’s executives’ compensation between the sixtieth and seventy-fifth percentile, based upon years of service and industry experience, when compared to compensation received by executives at similar companies. While the Committee targets total direct compensation at slightly above the market median, an executive’s actual compensation could vary significantly based on the Partnership’s performance relative to the performance targets, such that an executive could earn compensation significantly below the seventy-fifth percentile if the Partnership’s performance is below target.
Executive Compensation
     The Partnership compensates its executives through a combination of salary, annual bonus, option awards, deferred compensation and retirement plan contributions. This mix of fixed and variable compensation is linked to individual as well as Partnership performance. Base salaries are set at a level that is competitive with companies of comparable size and financial performance considering the responsibilities, experience and potential of the executive. In most instances, the CEO provides a base salary recommendation to the Committee for executive officers. The annual bonus program is meant to encourage executives to be conscious of the financial results of the Partnership and is directly correlated to the executive’s attainment of certain objectives and targets established by the Board in consultation with the CEO. The target bonus is 50% of base salary. Options and deferred compensation, discussed below, are meant to provide a direct link between the long-term interests of executives and unitholders. In 2005 the Partnership awarded, in aggregate, $1,692,390 in cash bonuses to executive officers. The Board and this Committee believe that these awards, when added to the base salaries and other compensation, are commensurate with the Partnership’s performance in 2005.
     The Partnership has profit sharing retirement plans for the majority of its employees, in which the executive officers participate. The plans have a fixed contribution percentage determined by the Board each year, and also permit employees to contribute specified percentages of their salary, matched up to a limit by the Partnership. The Committee reviewed historical and market survey information before establishing 2005’s fixed contribution level at $3,000,000, to be awarded to eligible employees on a pro-rata basis for all parks. The Committee established the maximum matching contribution at 3%, except for Knott’s Berry Farm at 3.5%.
CEO Compensation
     In keeping with the philosophies outlined above, Mr. Kinzel’s base salary for 2005 was $930,000, a 3.2% increase over his 2004 salary. Mr. Kinzel’s salary is subject to annual review. Mr. Kinzel was awarded a bonus of $465,000 for 2005. In determining Mr. Kinzel’s compensation, the Committee considered factors including: the Partnership’s performance relative to comparable companies, the Partnership’s performance relative to its long-term objectives, and the compensation of chief executive officers of other similar companies. The Committee’s decision represents an overall qualitative and quantitative assessment of Mr. Kinzel’s leadership in meeting the Partnership’s long and short-term strategic, operational and business goals.
     To ensure that its target levels for executive compensation are appropriate, the Committee will, from time to time, engage outside consultants to compare total direct compensation for its executives to an industry peer group. During 2005, the Committee hired the consulting firm Pearl Meyer & Partners to evaluate the Partnership’s CEO pay program by choosing a peer group for both financial performance and pay comparison purposes. As part of its analysis, Pearl Meyer evaluated the Partnership’s financial performance on a variety of measures and found, in each case, that the Partnership’s financial performance in 2004 (the last completed fiscal year results that were available at the time the analysis was prepared) was above the 75th percentile of the 24 company peer group. The Pearl Meyer analysis, which was delivered to the Committee in September, 2005, will be one factor that the Committee will use in establishing future executive compensation packages.
Senior Management Long-Term Incentive Compensation Plan
     The Partnership instituted the senior management long-term incentive compensation plan in 2002. The plan’s goal is to provide participants with added incentives to continue in the long-term service of the Partnership and to create a direct interest in the Partnership’s future success. This plan covers the CEO, chief operating officer, the park general managers and the corporate vice presidents who report directly to the CEO, and this Committee determines the amount, type and recipients of the awards granted under the plan.
     The plan is intended to provide long-term deferred cash and unit awards that, together with current cash compensation, will be sufficient to achieve market-level total direct compensation to participants. Targets are established by the Board annually, and the awards are computed based on the results achieved compared to the approved targets for that year. Phantom limited partnership units granted under this plan vest over a four-year period. For 2005, this Committee’s recommendations for grants under this plan were based on job performance and contributions over the past year and, in aggregate, equaled 59,602 units.
Michael D. Kwiatkowski, Chairman
Darrel D. Anderson
Richard S. Ferreira
David L. Paradeau

EXECUTIVE COMPENSATION
Compensation of Executives; Summary Compensation Table

		Annual Compensation			Long-Term Compensation
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)
				Other		Securities
				Annual	Restricted	Underlying	All Other
		Salary	Bonus	Compensation	Unit Awards	Options	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)

Richard L. Kinzel, Chairman,	2005	930,000	465,000	—	1,200,000	—	21,300
President and Chief Executive Officer	2004	901,250	405,563	—	1,199,985	—	20,000
	2003	875,000	393,750	—	981,382	—	20,000

Jacob T. Falfas, Chief Operating Officer	2005	398,822	205,000	—	175,000	—	18,275
	2004	387,000	239,940	—	9,976	—	18,000
	2003	375,000	206,250	—	7,198	—	18,000

H. John Hildebrandt, Vice President and General Manager-Cedar Point	2005	242,384	132,926	—	—	—	19,300
	2004	175,587	75,426	—	21,238	—	20,000
	2003	138,000	63,480	—	—	1,500	20,000

Peter J. Crage, Corporate Vice	2005	213,307	125,000	—	175,000	—	7,000
President-Finance and Chief	2004	57,462	15,140	—	—	—	2,658
Financial Officer (1)	2003	—	—	—	—	—	—

Gregory Picon, Vice President and General Manager-West Coast	2005	197,356	135,355	—	—	—	14,616
Operations	2004	105,328	38,159	—	—	—	13,688
	2003	103,656	35,826	—	—	—	13,891
Notes To Summary Compensation Table:

Column (f)	Restricted Unit Awards represent phantom limited partnership units granted under the Senior Management Long-Term Incentive Compensation Plan. These units accrue additional phantom units on the date of each quarterly distribution paid by the Registrant, calculated at the NYSE closing price on that date. The aggregate number of phantom limited partnership units awarded to Messrs. Kinzel, Falfas, Hildebrandt and Crage as of December 31, 2005, together with their market value at yearend, were 152,439 ($4,350,602), 6,337, ($180,868), 687 ($19,615) and 5,650 ($161,246), respectively. As of December 31, 2005, no phantom units had been awarded to Mr. Picon.

Column (g)	Aside from the 1,500 unit options granted to Mr. Hildebrandt in 2003, there were no unit options granted to the named executives in 2005, 2004 or 2003.

Column (i)	All Other Compensation comprises amounts accrued under the Partnership’s Savings and Profit Sharing Plan, except for Mr. Picon, who has been covered under a separate plan for Knott’s Berry Farm employees.

Note (1)	Mr. Crage returned to the Partnership as Vice President and Corporate Controller in August 2004, and was promoted to Vice President-Finance and Chief Financial Officer in July 2005.

Long-Term Incentive Plans — Awards in 2005

(a)	(b)	(c)
		Period until
	Number of Units	Maturation or Payout
Richard L. Kinzel	36,474	March 2009

Jacob T. Falfas	5,319	March 2009

H. John Hildebrandt	—	—

Peter J. Crage	5,319	March 2009

Gregory Picon	—	—

Column (b)	Number of Restricted Units. Phantom limited partnership units granted under Senior Management Long-Term Incentive Compensation Plan. These units will accrue additional phantom units on the date of each quarterly distribution paid by the Partnership, calculated at the NYSE closing price on that date.

Column (c)	Period until Maturation or Payout. These units vest over a four-year period with one half to be issued in March 2008 and the balance to be issued in March 2009, to participants still in the employ of the Registrant at that time.
Unit Options Exercised in 2005 and December 31, 2005 Option Values

(a)	(b)	(c)	(d)	(e)
				Value of
			Number of Units	Unexercised In-the-
			Underlying	Money
	Number of		Options at	Options at
	Units		12/31/2005	12/31/2005
	Acquired on	Value	Exercisable/	Exercisable/
	Exercise	Realized	Unexercisable	Unexercisable
Name	(#)	($)	(#)	($)
Richard L. Kinzel	70,000	677,500	950,000	14,654,800
			90,000	502,200
Jacob T. Falfas	100,000	1,922,200	106,000	1,635,380
			9,000	50,220
H. John Hildebrandt	5,900	100,755	15,900	257,166
			3,100	15,089
Peter J. Crage	—	—	—	—
			—	—
Gregory Picon	—	—	—	—
			—	—

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During 2005, no officer or employee of the Partnership served as a member of the Compensation Committee, and there were no interlocking relationships or related transactions as described in Items 402(j) and 404 of Regulation S-K of the Securities and Exchange Commission.
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS
Employment Contracts
     Richard L. Kinzel, Chairman, President and Chief Executive Officer, has an employment contract with the Partnership for a term beginning June 1, 2003 and ending on January 2, 2008. Mr. Kinzel’s base annual salary will not be less than $875,000 per year and may be adjusted upwards each year as determined by the Board. The Partnership also provides Mr. Kinzel with a two million dollar life insurance policy and permits him to designate the beneficiary. As a condition of this contract, Mr. Kinzel will continue to be appointed to the position of Chairman of the Board of the general partner until December 30, 2008 provided that he is elected to the Board. After December 30, 2008, Mr. Kinzel will serve as a member of the Board for a period of at least two more years provided he is elected to the Board.
     The Partnership may terminate Mr. Kinzel’s employment for cause (as defined in the employment contract). The contract also contains a non-competition provision for a period of 24 months following the date of termination by Mr. Kinzel of his employment with the Partnership.
Severance Compensation
     All regular, full-time, non-union affiliated employees, including the named executive officers except for Mr. Kinzel, who have been employed by the Partnership for at least one year are eligible for severance compensation under the Cedar Fair, L.P. Severance Pay Plan. Under the Plan, employees are generally eligible for severance pay if their employment is terminated due to the elimination of the job or position, a mutually agreed-upon separation of the employee due to performance, or a change in ownership which results in replacement of the employee by the new owner. Upon termination of employment where severance compensation is payable under the Plan, the employee is entitled to receive a payment based on the following schedule:

Length of Service			Severance Pay
1 year	through	10 years	One week of pay for each full year of service

11 years	through	30 years	Ten weeks’ pay plus two weeks of pay for each full year of service in excess of 10

31 years	or more		Fifty-two weeks of pay
     In addition, 13 executive officers of the Partnership, including all of the executive officers named in the Summary Compensation Table except for Mr. Kinzel, are entitled to severance payments and continuation of existing insurance benefits if their employment is terminated within 24 months after any change in control occurs, as defined in a plan approved by the Board of Directors in 1995. Such severance payments and benefits begin at 160% of the last five years’ average cash compensation and 24 months of continued insurance benefits for park General Managers.
     Mr. Kinzel’s employment contract contains severance compensation terms that differ from those of the other executive officers. According to Mr. Kinzel’s employment contract, he is entitled to a lump-sum payment if he is terminated other than for cause (as defined in his employment contract) prior to January 2, 2008. This payment includes the following amounts: his base salary through the date of termination, an amount equal to the present value of his base salary that he would have received through the end of the contract, and an amount equal to the present value of the incentive compensation that he would have received through the end of the contract. In addition, Mr. Kinzel would be immediately vested in any award, option, unit appreciation right, restricted unit award or any other right or interest relating to securities issued by the Partnership to him, and could be able to exercise any such award at any time on or before March 19, 2010.

Supplemental Retirement Benefits
     Supplemental retirement benefits represent the named executive officer’s right to receive cash benefits from the Partnership upon retirement at age 62 or over, with a minimum of 20 years’ service to the Partnership, its predecessors and/or successors. Amounts were allocated in prior years among the executive officers out of general partner fees as approved by the Compensation Committee of the Board. Each officer’s account accrues interest at the prime rate as established from time to time by the Partnership’s lead bank. Executive officers leaving the employ of the Partnership prior to reaching age 62 or with less than 20 years of service will forfeit their entire balance. In the event of death, total disability, or retirement at age 62 or over with at least 20 years’ service, all amounts accrued will become immediately and fully vested and payable to the executive officers. In the event of a “change-in-control” (as defined), all amounts accrued will become fully vested and will be funded in a trust, for the benefit of the executive officers when they reach age 62, die, or become totally disabled, whichever occurs first. At each executive officer’s option, the accrued balance may be distributed in a lump sum or in a number of future payments over a period not to exceed 10 years.
     The amount of supplemental retirement benefits accrued to Messrs. Kinzel and Falfas as of December 31, 2005, were $1,433,556 and $16,465, respectively. As of December 31, 2005, no supplemental retirement benefits had been awarded to Messrs. Hildebrandt, Crage or Picon.
     Mr. Kinzel’s retirement benefits vary from those of the other executive officers in that he receives, in addition to severance and his normal and supplemental retirement benefits, lifetime health coverage benefits for himself and his spouse.
UNITHOLDER RETURN PERFORMANCE GRAPH
The graph below shows a comparison of the five-year cumulative total return (assuming all distributions/dividends re-invested) on Cedar Fair limited partnership units, the S&P 500 Index, the S&P 400 Index and the S&P — Movies and Entertainment Index, assuming investment of $100 on December 31, 2000.

	Base
	Period	Return	Return	Return	Return	Return
Company/Index Name	2000	2001	2002	2003	2004	2005
Cedar Fair, L.P.	100.00	145.39	148.35	206.36	233.53	229.71
S&P 500	100.00	88.11	68.64	88.33	97.94	102.75
S&P 400	100.00	99.40	84.97	115.24	134.23	151.09
S&P Movies & Entertainment	100.00	86.40	53.92	68.19	68.93	76.99

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information as of February 15, 2006, in respect to the beneficial ownership of Units of the Partnership by each of the Partnership’s directors, named executive officers, all current directors and officers as a group, and by each person known by the Partnership to own 5% or more of its Units.
Directors and Executive Officers

	Amount and Nature of Beneficial Ownership
	Beneficial	Investment Power		Voting Power		Percentage
Name of Beneficial Owner	Ownership	Sole	Shared	Sole	Shared	of Units (1)
Richard L. Kinzel (2)	1,907,205	1,476,443	430,762	1,476,443	430,762	3.5
Jacob T. Falfas (3)	93,578	89,613	3,965	89,613	3,965	*
H. John Hildebrandt (4)	27,080	41,580	—	41,580	—	*
Peter J. Crage	543	543	—	543	—	*
Gregory Picon	1,742	1,742	—	1,742	—	*
Darrel D. Anderson	318,091	318,091	—	318,091	—	*
Richard S. Ferreira (5)	9,737	6,151	3,586	6,151	3,586	*
Michael D. Kwiatkowski (6)	11,715	11,715	—	11,715	—	*
David L. Paradeau (7)	5,279	5,279	—	5,279	—	*
Steven H. Tishman (8)	7,028	7,028	—	7,028	—	*
Thomas A. Tracy (9)	18,955	16,245	2,710	16,245	2,710	*
All Directors and officers as a group (19 individuals) (10)	2,557,390	2,114,593	442,797	2,114,593	442,797	4.6

*	Less than one percent of outstanding units.

(1)	For purposes of calculating the Percentage of Units, the number of units outstanding as of February 15, 2006 (53,884,657) plus the number of vested options to purchase units (1,116,850 in total) was used.

(2)	Includes 506,443 units and options to purchase 970,000 units as to which Mr. Kinzel has sole voting and investment power, and 430,762 units for which he has shared voting and investment power. Included in the shared position are 383,020 units held by a corporation of which Mr. Kinzel, together with certain current and former executives of the General Partner, is a shareholder, and under Rule 13d-3 of the Securities and Exchange Commission, is deemed to be the beneficial owner of these units by having shared investment and voting power. Mr. Kinzel disclaims beneficial ownership of 331,400 of these units. The units owned by the corporation have been counted only once in the total of the directors and executive officers as a group. Does not include options to purchase 30,000 units that will not vest within 60 days from February 15, 2006.

(3)	Includes 57,613 units and options to purchase 32,000 units as to which Mr. Falfas has sole voting and investment power, and 3,965 units for which he has shared voting and investment power. Does not include options to purchase 3,000 units that will not vest within 60 days from February 15, 2006.

(4)	Includes 27,080 units and options to purchase 14,500 units as to which Mr. Hildebrandt has sole voting and investment power.

(5)	Includes 3,351 units and options to purchase 2,800 units as to which Mr. Ferreira has sole voting and investment power, and 3,586 units for which he has shared voting and investment power. Does not include options to purchase 1,600 units that will not vest within 60 days from February 15, 2006.

(6)	Includes 9,515 units and options to purchase 2,200 units as to which Mr. Kwiatkowski has sole voting and investment power. Does not include options to purchase 1,600 units that will not vest within 60 days from February 15, 2006.

(7)	Includes 4,879 units and options to purchase 400 units as to which Mr. Paradeau has sole voting and investment power. Does not include options to purchase 1,600 units that will not vest within 60 days from February 15, 2006.

(8)	Includes 6,628 units and options to purchase 400 units as to which Mr. Tishman has sole voting and investment power. Does not include options to purchase 1,600 units that will not vest within 60 days from February 15, 2006.

(9)	Includes 15,945 units and options to purchase 300 units as to which Mr. Tracy has sole voting and investment power., and 2,710 units for which he has shared voting and investment power. Does not include options to purchase 1,600 units that will not vest within 60 days from February 15, 2006.

(10)	The unit amounts listed include a total of 1,116,850 units of limited partner interest which all current directors and officers as a group have vested options to acquire within 60 days from February 15, 2006.
5% or Greater Unitholders

	Amount and Nature	Percentage
Name of Beneficial Owner	of Beneficial Ownership	of Units (1)
Darrel D. Anderson & Associates, Inc. (2)	3,766,923 (2)	6.8%
1 Rue St. Cloud, Newport Beach, CA 92660

(1)	For purposes of calculating the Percentage of Units, the number of units outstanding as of February 15, 2006 (53,884,657) plus the number of vested options to purchase units (1,116,850 in total) was used.

(2)	Amount owned as of December 31, 2005, according to the Partnership’s tax records, by Darrel D. Anderson & Associates, Inc. and related entities and individuals listed on Annex A to the Schedule 13D dated February 24, 2005 and filed with the Securities and Exchange Commission on February 24, 2005 (collectively, the “Reporting Persons”). The Reporting Persons disclaim “group” status under Section 13(d) of the Exchange Act of 1934, and each Reporting Person disclaims beneficial ownership of any Units held by any other Reporting Person.
Certain Relationships and Related Transactions
     Richard Kinzel’s son, Bart Kinzel, Director of Food Services — Geauga Lake, and son-in-law, Tim Boals, Director of Games and Merchandise — Cedar Point, are employed by the Partnership and each receives compensation in excess of $60,000 annually. John S. Mark, Vice President of Maintenance and Construction — Michigan’s Adventure, is the husband of Camille Jourden-Mark, Vice President and General Manager — Michigan’s Adventure, and receives compensation in excess of $60,000 annually.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires officers and Directors, and persons who own more than ten percent (10%) of a registered class of Partnership units, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent unitholders are required by SEC regulation to furnish the Partnership with copies of all Section 16(a) forms they file.
     Based solely on a review of Forms 3 and 4 (including amendments to such forms) furnished to the Partnership during 2005 and Forms 5 (including amendments to such forms) the Partnership received with respect to 2005, no Director, officer, beneficial owner of more than ten percent of the Partnership’s outstanding units, or options convertible into units, or any other person subject to Section 16 of the Exchange Act failed to file on a timely basis during 2005.

Unitholder Proposals for the 2007 Annual Meeting
     Any unitholder who intends to present a proposal at the 2007 annual meeting and who wishes to have the proposal included in the Partnership’s proxy statement and form of proxy for that meeting must deliver the proposal to the Partnership at its principal executive offices not later than November 28, 2006. Unitholder proposals submitted after that date but before February 12, 2007 may be presented at the annual meeting but will not be included in the proxy materials. If a unitholder proposal is received after February 12, 2007, the persons named on the proxy card may vote in their discretion regarding the proposal all of the units for which the Partnership has received proxies for the annual meeting.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     The Audit Committee of the Board of Directors of Cedar Fair Management, Inc. is responsible for appointing and meeting with the Partnership’s independent auditor and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions. Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP, and for auditing the Partnership’s internal control over financial reporting and management’s assessment thereof. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity.
     Members of the Committee have reviewed and discussed the audit of the consolidated financial statements and internal controls for 2005 contained in the Partnership’s Annual Report on Form 10-K with management and representatives of Deloitte & Touche LLP. In addition, the Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Committee also discussed with them their independence from CFMI and the Partnership and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered their independence in connection with non-audit services provided. The Audit Committee also reviewed with Deloitte & Touche LLP the critical accounting policies and practices followed by the Partnership and other material written communications between Deloitte & Touche LLP and the management of the Partnership, including its report on the Partnership’s internal control over financial reporting and management’s assessment thereof.
     Based on these reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Board of Directors approved the recommendation.
Richard S. Ferreira, Chairman and Audit Committee Financial Expert (appointed March 2006)
Thomas A. Tracy, Former Chairman and Audit Committee Financial Expert (1993 through March 2006)
Michael D. Kwiatkowski
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS
     The Partnership has selected Deloitte & Touche LLP (“Deloitte”) to audit its consolidated financial statements for the year ended December 31, 2006. Deloitte audited the consolidated financial statements for the year ended December 31, 2005. Representatives of Deloitte will attend the meeting and will have the opportunity to make a statement if they so desire or to respond to appropriate questions.
     The Board of Directors of Cedar Fair Management Company, the former general partner of Cedar Fair, L.P., acting on the recommendation of its Audit Committee, advised PricewaterhouseCoopers LLP (“PWC”) on March 25, 2004, that PWC was dismissed as the Partnership’s independent public accountants for 2004. Effective March 25, 2004, the Partnership appointed Deloitte to serve as its independent public accountants.

     From January 1, 2004 through March 25, 2004, there were no disagreements with PWC on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which if not resolved to PWC’s satisfaction, would have caused them to make reference to the subject matter in their report on the financial statements for 2004; and there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v).
     PWC previously reviewed the above statement and furnished a letter addressed to the Securities and Exchange Commission stating that it agreed with the statement. A copy of the letter, dated March 30, 2004, was filed by the Partnership as an exhibit to the Form 8-K filed on March 30, 2004.
Audit Fees
     The Partnership paid Deloitte $448,696 and $517,692 for professional services rendered for the 2005 and 2004 audits of the annual financial statements and internal control over financial reporting, the review of the financial statements included in Forms 10-Q, and other services in connection with statutory and regulatory filings.
Audit-Related Fees
     In 2004, the Partnership paid Deloitte and PWC $17,500 and $108,469, respectively, in audit-related fees for services related to the Partnership’s secondary equity offering. There were no audit-related fees in 2005.
Tax Fees
     In 2005, the Partnership paid Deloitte and PWC $107,000 and $312,031, respectively, in fees for services related to tax compliance. In 2004, the Partnership paid Deloitte and PWC $36,595 and $302,682, respectively, for those same services.
     The Audit Committee reviews and pre-approves each audit and non-audit service engagement with the Partnership’s independent auditors.
WHERE YOU CAN FIND MORE INFORMATION
     The Partnership files annual, quarterly and occasional special reports with the SEC. You may read and copy any reports, statements or other information filed at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.
     No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, that information or representation should not be relied upon as having been authorized by the Partnership, the Board or the general partner. The delivery of this proxy statement does not imply that there has been no change in the information set forth in this document or in the affairs of the Partnership or the general partner since the date of this document.
FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE
     The information contained in this Proxy Statement, other than historical information, consists of forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays, and other factors could cause actual results to differ materially from the Partnership’s expectations.

ANNUAL MEETING OF LIMITED PARTNERS OF
CEDAR FAIR, L.P.
May 18, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Class III Directors:				2.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein.

NOMINEES:
☐	FOR ALL NOMINEES	¡	Michael D. Kwiatkowski
		¡	Steven H. Tishman
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				This proxy when properly executed will be voted in the manner directed. If no direction is made, this proxy will be voted FOR all proposals.
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

					Please mark this box if you plan to attend the annual meeting in person.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature	Date:	Signature	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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CEDAR FAIR, L.P.
To Our Limited Partners:
You are cordially invited to attend the Annual Meeting of Limited Partners to be held at the Partnership’s Castaway Bay Indoor Waterpark Resort in Sandusky, Ohio, at 9:00 a.m. (Eastern time) on Thursday, May 18, 2006.
The Notice of Annual Meeting of Limited Partner Unitholders and the Proxy Statement describe the matters to be acted upon at the meeting.
Regardless of the number of units you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to vote over the Internet, by telephone or by marking your choices on the attached proxy card and signing, dating and returning it by mail in the envelope provided. If you decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote personally by ballot.
If you plan to attend the meeting, please mark the box provided on the proxy card.
We look forward to seeing you at the meeting.
RICHARD L. KINZEL
Chairman, President and Chief Executive Officer

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CEDAR FAIR, L.P.
PROXY
ANNUAL MEETING OF LIMITED PARTNERS, MAY 18, 2006
This Proxy is Solicited on Behalf of Cedar Fair L.P.’s General Partner,
Cedar Fair Management, Inc.
     The undersigned hereby appoints Richard L. Kinzel and Peter J. Crage and each of them jointly and severally, Proxies, with full power of substitution, to vote as designated on the reverse side, all Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on March 20, 2006, at the Annual Meeting of Limited Partners to be held on May 18, 2006, or any adjournment thereof.
     THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS. The Limited Partnership Units represented by this proxy will be voted as specified on the reverse side. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.
     (Continued and to be signed on the reverse side)
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ANNUAL MEETING OF LIMITED PARTNERS OF
CEDAR FAIR, L.P.
May 18, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided. â
■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Class III Directors:				2.
In their discretion, the Proxies are authorized to vate upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein.

NOMINEES:
☐	FOR ALL NOMINEES	¡	Michael D. Kwiatkowski
		¡	Steven H. Tishman
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				This proxy when properly executed will be voted in the manner directed. If no direction is made, this proxy will be voted FOR all proposals.
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

					Please mark this box if you plan to attend the annual meeting in person.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature	Date:	Signature	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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CEDAR FAIR, L.P.
PROXY
ANNUAL MEETING OF LIMITED PARTNERS, MAY 18, 2006
This Proxy is Solicited on Behalf of Cedar Fair L.P.’s General Partner,
Cedar Fair Management, Inc.
     The undersigned hereby appoints Richard L. Kinzel and Peter J. Crage and each of them jointly and severally, Proxies, with full power of substitution, to vote as designated on the reverse side, all Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on March 20, 2006, at the Annual Meeting of Limited Partners to be held on May 18, 2006, or any adjournment thereof.
     THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS. The Limited Partnership Units represented by this proxy will be voted as specified on the reverse side. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.
     (Continued and to be signed on the reverse side)

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